

INDEX MAP
Paradise River
Mineral Exploration Claims
018059M
018061M
N
S
E
W
Legend
Pelitic gneiss
Granodiorite gneiss
Leuconorite, leucotroctolite, leucogabbro, anorthosite
Granite, granitoid
LAND
Symbols
Mineral Occurrence
Geological Fault
Northridge Ventures Inc. Exploration License
0
1
2
3
Kilometers